Exhibit (6)

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 1st day of May, 2024, between DATUM ONE SERIES TRUST (the “Trust”), a Massachusetts business trust having its principal place of business at 50 S. LaSalle Street, Chicago, Illinois 60603, on behalf of each series of the Trust listed on Schedule A (each series is individually referred to herein as a “Fund” and collectively as the “Funds”) and Brandes Investment Partners, L.P. (the “Manager”), an investment manager having its principal place of business at 4275 Executive Square, 5th Floor, La Jolla, CA 92037.

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “Commission”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Manager is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Manager to furnish investment advisory and related services to the Fund(s), and the Manager represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows with respect to the Fund(s):

1.

Appointment. The Trust hereby appoints the Manager to act as investment manager to the Fund(s) for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. Additional series of the Trust may from time to time be added to those covered by this Agreement by the parties executing a new Schedule A, which shall become effective upon its execution (subject to the approval procedures in Section 12) and shall supersede any Schedule A having an earlier date.

The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund(s) in any way or otherwise be deemed an agent of the Trust or the Fund(s).

2.	Delivery of Documents. The Trust has furnished the Manager with copies, properly certified or authenticated, of each of the following:

(a)

the Trust’s Declaration of Trust, filed with the Secretary of the Commonwealth of Massachusetts on February 28, 2020, and any and all amendments thereto or restatements thereof (such Declaration, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)	the Trust’s By-Laws and any amendments thereto;

(c)	resolutions of the Trust’s Board of Trustees (the “Board”) authorizing the appointment of the Manager and approving this Agreement;

(d)	the Trust’s Notification of Registration on Form N-8A under the 1940 Act, as filed with the Commission, and all amendments thereto; and

(e)

the most recent Prospectus, Summary Prospectus and Statement of Additional Information of the Fund(s), as applicable (such Prospectus, Summary Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively referred to as the “Prospectus”).

The Trust will furnish the Manager from time to time with copies of all amendments of or supplements to the foregoing.

3.	The Manager’s Representations. The Manager represents, warrants and agrees that:

(a)

It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b)	It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(c)

It maintains professional errors and omissions liability insurance with insurance carriers approved by the Chief Compliance Officer of the Trust covering services provided hereunder by the Manager in an appropriate amount;

(d)

It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Trust with a copy of such Code of Ethics and any amendments thereto. Within 60 days following the end of the last quarter of each calendar year that this Agreement is in effect, a duly authorized officer of the Manager shall certify to the Chief Compliance Officer of the Fund that the Manager has complied with the requirements of Rule 17j-1 during the previous calendar year and that there has been no material violation of the Manager’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation;

(e)

It has appointed a chief compliance officer under Rule 206(4)-7 under the Advisers Act and adopted and implemented written policies and procedures, as required by Rule 206(4)-7, which are reasonably designed to prevent violations of federal securities laws by the Manager, its employees, officers and agents, to detect violations that have occurred, and to correct promptly any violations that have occurred (“Compliance Procedures”) and, if it has not already done so, will provide the Trust with a copy of the Compliance Procedures and any amendments thereto and will provide promptly notice of any material violations relating to the Fund to the Chief Compliance Officer of the Fund;

(f)

It will vote all proxies for securities held by a Fund and exercise all other voting rights with respect to such securities in accordance with the Manager’s written proxy voting policies and procedures, and will file claims in class action settlements related to securities currently or previously held by the Fund(s) in accordance with the Manager’s written procedures;

(g)	It has delivered to the Trust copies of its Form ADV as most recently filed with the Commission and will provide the Trust with a copy of any future filings of Form ADV or any amendments thereto;

(h)

It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Trust of the occurrence of any event that would disqualify the Manager from serving as an investment manager to a Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(i)

It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Manager in order to perform its services contemplated by this Agreement; and

(j)

This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

4.	The Trust’s Representations. The Trust represents, warrants and agrees that:

(a)	This Agreement has been duly authorized by appropriate action of the Trust and its shareholders to the extent required under the 1940 Act;

(b)	It has received a copy of Part 2A of the Manager’s Form ADV as is currently in effect as of the date of this Agreement.

5.	Plenary Authority of the Board of Trustees. The Manager acknowledges that each Fund is a mutual fund that operates as a series of the Trust under the supervision and direction of the Board.

6.

Management. Subject to the supervision of the Trust’s Board, the Manager will provide a continuous investment program for the Fund(s), including investment research and management with respect to all securities and investments and cash equivalents in the Fund(s). The Manager will determine from time to time what securities and other investments will be purchased, retained or sold by the Trust with respect to the Fund(s). The Manager will provide the services under this Agreement in accordance with: (A) the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund(s), and all other applicable federal and state laws and regulations; (B) each Fund’s investment objectives, policies, and restrictions as stated in the each Fund’s registration statement (including each Fund’s Prospectus and Statement of Additional Information); (C) resolutions , instructions and directions of the Trust’s Board of Trustees; and (D) the compliance policies and procedures of the Trust and the Compliance Procedures. The Manager further agrees that it:

(a)	Will use the same skill and care in providing such services as it uses in providing services to its other similar accounts for which it has investment responsibilities;

(b)

Will conform with all applicable Rules and Regulations of the Commission under the 1940 Act and, in addition, will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Manager;

(c)

Will place or cause to be placed orders for the Fund(s) either directly with the issuer or with such persons, brokers, dealers or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager) as may be selected by Manager; provided, however, that such orders shall be consistent with the brokerage policy set forth in the applicable Fund’s registration statement, or approved by the Board of the Trust; conform with federal securities laws; and be consistent with seeking best execution. Subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, the Manager may effect securities transactions which cause the Fund(s) to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that the Manager determined in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer utilized by the Manager. However, a brokers or dealer’s sale or promotion of each Fund’s shares shall not be a factor considered by the Manager or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund(s), nor shall the Manager enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of each Fund’s shares. In no instance will portfolio securities be purchased from or sold to the Trust’s principal underwriter, the Manager, or any affiliated person of the Trust, the Trust’s principal underwriter, or the Manager, except to the extent permitted by the 1940 Act and the Commission;

(d)

Will use its best efforts to assist the Trust in connection with the Trust’s compliance with the Federal securities laws, as such term is defined in Rule 38a-1 under the 1940 Act, (“Federal Securities Laws”), including, without limitation and upon reasonable request, providing the Chief Compliance Officer of the Trust with:

(i)	Compliance Procedures, as may be amended from time to time (including prompt notice of any material changes relating to the Fund thereto);

(ii)	a summary of the Compliance Procedures in connection with the annual review thereof by the Trust;

(iii)

upon request, a certificate of the chief compliance officer of the Manager to the effect that the policies and procedures of the Manager are reasonably designed to prevent violation of the Federal Securities Laws;

(iv)	direct access to the Manager’s chief compliance officer, as reasonably requested by the Chief Compliance Officer of the Trust;

(v)	a completed quarterly informational questionnaire regarding the Manager’s compliance program; and

(vi)

quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1) that arose under the compliance policies and procedures of the Trust and/or Compliance Procedures in such detail as may be reasonably requested by the Chief Compliance Officer of the Trust.

(e)

Shall provide pricing and valuation information at the request of the Trust from time to time with respect to particular securities it has purchased for each Fund if the Trust has determined that such pricing and valuation information is not otherwise reasonably available to it through standard pricing services. In the event that the Manager believes a valuation provided by a pricing service for a security it has purchased for a Fund is materially inaccurate, the Manager agrees to promptly notify the Trust.

(f)	Will from time to time at the request of the Trust:

(i)

meet, either in person or via teleconference, with such other persons as the Trust may designate, including the Board or outside legal counsel to the Trust, on reasonable notice and at reasonable times and locations, to discuss general economic conditions, performance, investment strategy and other matters relating to the Fund(s); and/or

(ii)	provide written materials to the Trust, including the Board, on reasonable notice, discussing general economic conditions, performance, investment strategy and other matters relating to each Fund.

(g)

Shall be responsible for timely filing any required reports on its behalf with the Securities and Exchange Commission pursuant to Section 13(f) of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules and regulations thereunder.

(h)

Will maintain all books and records with respect to the securities transactions of the Fund(s) and will furnish the Trust’s Board of Trustees with such periodic and special reports as the Board may reasonably request; and

(i)

Will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and the Fund(s), including each Fund’s prior, present, or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Chief Compliance Officer of the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Manager may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. For the avoidance of doubt, the performance of the Fund(s) and related portfolio holdings shall not be treated as confidential. However, publication and distribution of such portfolio holdings must comply with the 1940 Act and other applicable laws and the Fund’s policies with respect to the disclosure of portfolio holdings. To the extent permitted under applicable law, performance and portfolio holdings may be used by the Manager to market the related strategy and/or to be combined in a performance composite.

The Manager may not appoint a sub-manager or a sub-adviser to provide the services contemplated hereunder.

7.

Certain Ongoing Certification(s). As requested, the Manager shall timely provide to the Fund (i) information and commentary for the Fund’s annual and semi-annual reports, registration statements and other disclosure documents, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to the Manager’s management of the Fund in order to support the Fund’s regulatory filings and other disclosure documents, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; and (ii) a quarterly sub-certification with respect to compliance matters related to the Manager and the Manager’s management of the Fund, in a format reasonably requested by the Chief Compliance Officer of the Fund, as it may be amended from time to time.

8.

Services Not Exclusive. The investment management services furnished by the Manager hereunder are not to be deemed exclusive, and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

(a)

Aggregation of Trades. On occasions when the Manager deems the purchase or sale of a security or other asset to be in the best interest of a Fund as well as other clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other asset to be sold or purchased in order to seek best execution. In such event, Manager will make allocation of the securities or other asset so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Manager considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

9.

Expenses. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement. Specifically, but not intended as an exhaustive list, the Manager will pay the expenses of printing and distributing copies of a Fund’s prospectus, statement of additional information and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders) to the extent such expenses are not covered by any applicable plan adopted pursuant to Rule 12b-1 under the 1940 Act (each, a “12b-1 Plan”); the costs of any special Board meetings or shareholder meetings convened for the primary benefit of, and requested by, the Manager; and any costs of liquidating or reorganizing the Fund(s) if the liquidation or reorganization is made at the request of the Manager (unless such cost is otherwise allocated by the Board).

If the Manager has agreed to limit the operating expenses of a Fund, the Manager also shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement.

The Manager shall not be obligated under this Agreement to pay expenses of or for the Trust or the Fund(s) expressly assumed by the Trust or the Fund(s) in this Section 9. The Manager may voluntarily assume certain expenses by separate written agreement.

The Fund(s) shall pay all brokers’ commissions and other charges relating to the purchase and sale of portfolio securities and other investments for its own account. The Fund(s) shall pay its pro rata share of expenses of its operation related to the following: all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any; all expenses in determination of daily price computations; all charges of legal counsel and of independent accountants; all compensation of independent Trustees and all expenses incurred in connection with their services to the Fund(s); all costs of borrowing money; all expenses of publication of notices and reports to its shareholders and to governmental bodies or regulatory agencies; all expenses of proxy solicitations of the Fund(s) or of the Board of Trustees (unless such expenses are a direct result of actions taken by the Manager); all expenses of shareholder meetings (unless such expenses are a direct result of actions taken by the Manager); all expenses of typesetting of each Fund’s prospectuses and of printing and mailing copies of the prospectuses furnished to each then-existing shareholder or beneficial owner; all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other similar taxes; all expenses of printing and mailing certificates for shares of the Fund(s); all expenses of bond and insurance coverage required by law or deemed advisable by the Board of Trustees; all indemnification expenses to which it is obligated contractually or pursuant to the organizational documents of the Trust; all expenses of qualifying and maintaining qualification of shares of the Fund(s) under the securities laws of such United States jurisdictions as the Trust may from time to time reasonably designate; and all expenses of maintaining the registration of the Trust under the 1933 Act and the 1940 Act.

10.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Fund(s) will pay the Manager and the Manager will accept as full compensation therefor a fee as set forth on Schedule A hereto. The obligation of the Fund(s) to pay the above-described fee to the Manager will begin as of the date of the initial public sale of shares in the Fund(s). The fee attributable to a Fund shall be the obligation of that particular Fund and not of any other Fund or any other series of the Trust.

11.	Liability; Standard of Care.

(a)

The Manager shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of any information with respect to the Manager, its personnel or a Fund’s strategies provided in writing to the Trust for inclusion in each Fund’s offering materials (including the registration statement, statutory prospectus, statement of additional information, summary prospectus and advertising and sales materials).

(b)

The Manager shall act at all times in the best interests of each Fund and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Manager shall not be liable to the Trust, a Fund or a Fund’s shareholders for any action or inaction of the Manager relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of, or the reckless disregard of, the Manager’s duties or obligations under this Agreement. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Trust, a Fund or any shareholder of the Fund may have under federal securities laws or state laws.

(c)

In no event shall the Manager be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Manager’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)	The Manager, and its affiliates, agents and employees shall not be liable to the Trust or a Fund for failure to act or any action taken in good faith reliance upon:

(i)	The Fund’s directions to the custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(ii)

Acts or omissions of the custodian or a Fund, or their respective affiliates, agents or employees. For the avoidance of doubt, the Manager shall not be liable for the acts or omissions of any custodian or foreign sub-custodians, any Trust pricing agents, and all other agents, affiliates or representatives of the Trust, except where such act or omission is the result of information or an instruction provided by the Manager, its affiliate, agent or employee and reasonably relied upon by the custodian, foreign sub-custodian, Trust pricing agent or other agent, affiliate or representative of the Trust.

(e)	No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement.

(f)	The Manager shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

(g)

Except as otherwise provided in this Agreement, each party to this Agreement (as an “Indemnifying Party”) shall indemnify and hold harmless the other party and the shareholders, directors, officers and employees of the other parties (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable legal counsel fees incurred in connection therewith) arising out of the Indemnifying Party’s performance or nonperformance of any duties under this Agreement, provided, however, that indemnification shall not be paid hereunder with respect to any matter to the extent to which the loss, liability, claim, damage or expense was caused by the Indemnified Party’s willful misfeasance, bad faith or negligence in the performance of duties hereunder or reckless disregard of obligations and duties under this Agreement, and provided further, however, that the Manager shall only be required to indemnify and hold harmless an Indemnified Party to the extent the loss, liability, claim, damage or expense of such Indemnified Party was attributable to (i) the Manager’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or reckless disregard of the Manager’s obligations or duties hereunder; (ii) any untrue statement of a material fact contained in the registration statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Fund or the omission to state therein a material fact known to Manager which was required to be stated therein or necessary to make the statements therein not misleading and was made in reliance upon written information furnished by Manager for use therein; or (iii) any violation of federal or state statutes or regulations by the Manager.

(h)

If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Indemnifying Party advised with respect to all developments concerning such claim, action or proceeding; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide legal counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) legal counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest. Notwithstanding the foregoing, the Indemnified Party shall be entitled to employ separate legal counsel at its own expense and, in such event, the Indemnified Party may participate in such defense as it deems necessary. The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify it except with the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding this Section 11, in the event the Indemnified Party has not secured such consent, the Indemnifying Party will have no obligation to indemnify the Indemnified Party. Upon request and at the Indemnifying Party’s expense, the Indemnified Party shall provide reasonable assistance to the Indemnifying Party so that the Indemnifying Party can defend against such claim, action or proceeding.

(i)	The provisions of Sections 11(g) and (h) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

12.

Duration and Termination. This Agreement will become effective with respect to each Fund listed on Schedule A as of the effective date of the initial registration statement with respect to each such Fund., provided that the Agreement shall have been approved by vote of a majority of the outstanding voting securities of such Fund and approved by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect for a two-year period from the effective date for a Fund. Thereafter, if not terminated, this Agreement shall continue in effect for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund. Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time (i) on 60 days’ written notice or (ii) upon material breach by a party of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach, in each case without the payment of any penalty, by the Trust (by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of such Fund) or by the Manager. The Trust may terminate this Agreement immediately if, in the reasonable judgment of the Trust, the Manager becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of the Manager or other circumstances that could adversely affect the Fund. This Agreement will immediately terminate in the event of its assignment. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons,” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.

13.

Use of Name. The Trust and the Manager acknowledge that all rights to the name “DATUM ONE SERIES TRUST” or any variation thereof belong to the Trust. The Trust and the Manager acknowledge that all rights to the name “BRANDES” or any variations thereof belong to the Manager and that the Trust is being granted a limited license to use “BRANDES” in the name of the Fund(s) or in the name of any class of shares of the Fund(s). In the event that the Manager ceases to be a manager to a Fund, the Fund’s right to the use of the name “BRANDES” shall automatically cease on the ninetieth (90th) day following the termination of this Agreement. The right to “BRANDES” may also be withdrawn by the Manager during the term of this Agreement upon ninety (90) days’ written notice by the Manager to the Trust. Nothing contained herein shall impair or diminish in any respect the Manager’s right to use the name “Brandes” in the name of, or in connection with, any other business enterprises with which the Manager is or may become associated. There is no charge to the Fund(s) or the Trust for the right to use this name.

14.

Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal information relating to shareholders of the Trust (“NPPI”) provided by, or at the direction of, the Trust to the Manager, or collected or retained by the Manager in the course of performing its duties and responsibilities under this Agreement, shall remain the sole property of the Trust. The Manager shall not give, sell or in any way transfer NPPI to any person or entity, other than affiliates of the Manager except in connection with the performance of the Manager’s duties and responsibilities under this Agreement, at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Manager represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Trust. The Manager represents to the Trust that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide the Trust with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Commission or other applicable laws regarding the confidentiality of shareholder information.

The provisions of this Section shall survive the termination of this Agreement.

15.

Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Fund(s) are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. Notwithstanding the foregoing, the Manager may retain copies of any and all records necessary to comply with applicable law and regulations. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

16.	Records and Reports.

(a)

The Manager will provide all services necessary to maintain complete records relating to the portfolio transactions of the Fund(s) implemented by the Manager. On each business day, the Manager shall provide to the Fund’s custodian and the Fund’s administrator information relating to all transactions concerning the Fund’s assets and shall provide the Board with such information upon the Board’s request.

(b)

The Manager shall provide to the Trust, on a monthly, quarterly or such other basis as the Trust and the Manager may agree, statements of the investment portfolio of the Fund(s) as soon as reasonably possible following the completion of each reporting period together with all such additional information (including, without limitation, information as to illiquid assets, related issuers and debentures secured by real estate) requested by the Trust to determine compliance with the investment objectives of the Fund(s).

(c)

The Manager shall review on a regular basis and certify semi-annually to the Trust that all provisions of a Fund’s registration statement, including the investment objectives of each Fund, have been complied with by the Manager.

(d)

Representatives of the Manager will meet with the Board, on a quarterly basis, or as requested by the Board, to discuss the investment philosophy and investment policy of the Fund(s) and to report on past results.

(e)

The Manager agrees that the Trust and their respective agents, auditors and representatives shall be entitled to examine all records maintained by or on behalf of the Manager with respect its services as provided for under this Agreement.

(f)

Upon termination of this Agreement, or upon request by the Trust, the Manager shall forthwith deliver to the Trust all records, documents and books of account in respect of the Fund(s), which are in the possession or control of the Manager and relate directly or indirectly to the performance by the Manager of its obligations under this Agreement; provided, however, that the Manager may retain notarial or other copies of such records, documents and books of accounts.

17.

Anti-Money Laundering Compliance. The Manager acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Manager agrees to cooperate with the Trust in connection with the Trust’s compliance with the Trust’s Anti-Money Laundering Policy and the AML Laws by providing the Trust and/or each Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Trust in order for the Trust and each Fund’s administrator to fulfill its obligations under the AML Laws provided that nothing herein shall impose any obligation on the Manager to provide any reports, certifications or assurances with respect to the beneficial owners of the Trust. The Trust may disclose information regarding the Manager to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

18.

Certifications; Disclosure Controls and Procedures. The Manager acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Manager agrees to use its commercially reasonable efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Manager agrees to inform the Trust of any material development related to the services it provides to a Fund that the Manager reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

19.

Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Trust’s Board of Trustees, including a majority of the trustees who are not interested persons of the Manager or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the Commission or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

20.

Notification. The Manager agrees that it will provide prompt notice to the Trust about material changes in the employment status of key investment management personnel involved in the management of the Fund(s), material changes in the investment process used to manage the Fund(s) and any changes in senior management, operations or ownership of the Manager.

21.

Notices. Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

MANAGER:

4275 Executive Square,

5th Floor,

LA Jolla, CA 92037

FUND:

50 S. LaSalle Street,

Chicago, IL 60603

22.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.

Governing Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Illinois. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Chicago, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

24.

Forum for Adjudication of Disputes. Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the state courts of the State of Illinois, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

25.

Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

26.

Limitation of Shareholder and Trustee Liability. This Agreement is executed by or on behalf of the Trust with respect to the Fund(s) and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. The Manager agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which the Manager’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of any Fund or other series of the Trust, nor to the assets of any other series of the Trust.

27.

No Third-Party Beneficiaries. No shareholder or any person other than the Fund and the Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any shareholder or person other than the Fund(s) in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative or other rights against the Manager, or (ii) create or give rise to any duty or obligation on the part of the Manager (including without limitation any fiduciary duty) to any shareholder or person other than the Fund, all of which rights, benefits, duties and obligations are hereby expressly excluded.

28.

Miscellaneous. A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Fund(s) by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund(s), as set forth in Section 26 hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

DATUM ONE SERIES TRUST

By: /s/ Barbara J. Nelligan

Name:	Barbara J. Nelligan

Title:	President

BRANDES INVESTMENT PARNTERS, L.P.

By: /s/ Oliver Murray

Name:	Oliver Murray

Title:	Chief Executive Officer

DATED: May 1, 2024

SCHEDULE A

TO THE

INVESTMENT MANAGEMENT AGREEMENT

BETWEEN DATUM ONE SERIES TRUST

AND

BRANDES INVESTMENT PARTNERS, L.P.

Name of Fund	Compensation*
Brandes International Equity Fund	0.75% on average daily net assets up to $2.5 billion; 0.70% between $2.5 billion and $5.0 billion; 0.67% on average daily net assets greater than $5.0 billion.

Brandes Global Equity Fund	0.80%

Brandes Emerging Markets Value Fund	0.95% on average daily net assets up to $2.5 billion; 0.90% on average daily net assets from $2.5 billion to $5.0 billion; and 0.85% on average daily net assets greater than $5.0 billion.

Brandes International Small Cap Equity Fund	0.95% on average daily net assets up to $1 billion; and 0.90% on average daily net assets greater than $1 billion.

Brandes Small Cap Value Fund	0.70%

Brandes Core Plus Fixed Income Fund	0.35%

Brandes Separately Managed Account Reserve Trust	0.00%

DATUM ONE SERIES TRUST

By: /s/ Barbara J. Nelligan

Name:	Barbara J. Nelligan

Title:	President

BRANDES INVESTMENT PARTNERS, L.P.

By: /s/ Oliver Murray

Name:	Oliver Murray

Title:	Chief Executive Officer

*	All fees are computed daily and paid monthly.